EXHIBIT 10.4

Translated from Japanese

Agreement on Annulment of Deposit Contract

The deposit contract concluded on December 18th 2009 is hereby annulled by agreement between IA Global (hereafter referred to as ‘Party A’), Inter Asset Japan LBO No.1 Fund (a voluntary partnership, hereafter referred to as ‘Party B’) being a capital investor in Party A, the Beseto Partners LLC establishment preparatory committee (hereafter referred to as ‘Party C’) being the establishment preparatory committee for the venture capital fund applying for a license from the government of the Republic of Korea and headed by Mr K. H. Lee being the Vice Chairman of Tozai Holdings Inc. of  the Republic of Korea, and M&A Japan (hereafter referred to as ‘Party D) being the partner in the venture capital fund, and the investments that were the objective of that agreement are canceled.

It is verified that none of the parties to the agreement are liable for any statutory responsibilities associated with the contract and that no litigation or liability exists. Four copies of this document have been prepared, each copy to be named and signed by each party, each party to retain one copy.

April 16, 2010

Party A	Suite 2450, 101 California Street
SanFrancisco Ca 94111 USA

/s/ Brian Hoekstra
CEO Brian Hoekstra

Party B	Inter Asset Japan LBO No.1 Fund
Executive partnership member Inter Asset Japan Inc.
Representative Director, Hideaki Saito
9F Daiichi Akiyama Building, Toranomon 2-3-22, \
Minato-ku, Tokyo, Japan

Party C	Beseto Partners
Establishment preparatory committee
Representative, K. H. Lee
Daechi-dong Ganbnam-ku 942-1
Seoul 135-845, Republic of Korea

Party D	M&A Japan Inc.
CEO, Koichi Miyagawa
1-4-3-301 Hon-cho Shibuya-ku, Tokyo, Japan